Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The Information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 9, 2009.

Prospectus Supplement to the Prospectus dated April  6, 2009 and the Prospectus Supplement dated April 6, 2009 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Buffered Equity Index Fund-Linked Notes due (Linked to the iShares® FTSE/Xinhua China 25 Index Fund)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date and is expected to be between 13 and 15 months after the original issue date, subject to adjustment) is based on the performance of the iShares® FTSE/Xinhua China 25 Index Fund (the index fund), as measured from the trade date to the determination date (which will be set on the trade date and is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment). The return on your notes is not linked to the performance of the index fund on a one-to-one basis and is subject to a cap on the potential upside appreciation. You could lose all or a substantial portion of your entire investment in the notes if the index fund price decreases.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final index fund price (which will be determined on the determination date, subject to adjustment) from the initial index fund price (which will be determined on the trade date, subject to adjustment), which we refer to as the index fund return. The index fund return may reflect a positive return (based on any increase in the index fund price over the life of the notes) or a negative return (based on any decrease in the index fund price over the life of the notes). On the stated maturity date, for each $1,000 face amount of your notes:

•

if the index fund return is zero or positive (the final index fund price is greater than or equal to the initial index fund price), you will receive an amount in cash equal to the maximum settlement amount (expected to be between $1,155.00 and $1,185.00 and will be set on the trade date);

•

if the index fund return is negative but not below -15% (the final index fund price is less than the initial index fund price but is greater than or equal to 85% of the initial index fund price), $1,000; or

•

if the index fund return is negative and is below -15% (the final index fund price is less than 85% of the initial index fund price), an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of approximately 1.1765 multiplied by the sum of the index fund return and the buffer amount (15%), multiplied by $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing price of the index fund on any day other than the determination date. You could lose your entire investment in the notes if the final index fund price is zero. A percentage decrease of more than 15% between the initial index fund price and the final index fund price on the determination date will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes. Further, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of between $1,155.00 and $1,185.00 (which will be set on the trade date). In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

        The return on your notes is linked to the performance of the iShares® FTSE/Xinhua China 25 Index Fund, and not to the performance of the FTSE/Xinhua China 25 Index (which we refer to as the index) on which the index fund is based. Although the index fund seeks results that correspond generally to the performance of the index, the index fund follows a strategy of “representative sampling,” which means the index fund’s holdings do not identically correspond to the holdings and weightings of the index. Although the index fund generally invests at least 90% of its assets in some of the same securities as those contained in the index and in depositary receipts representing the same securities as those contained in the index, it may not hold all of the securities underlying the index and may invest the remainder in securities that are not contained in the index. Additionally, when the index fund purchases securities not held by the index, the index fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the index components are not exposed. Therefore, your investment in the index fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the index fund and the index on which it is based.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-3 and “Specific Terms of Your Notes” on page S-17.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February     , 2010. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-9 so that you may better understand those risks.

Original issue date (settlement date):             , 2009

Original issue price:     % of the face amount

Underwriting discount:     % of the face amount

Net proceeds to the issuer:     % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors (“BGFA”), or the iShares® funds. Neither BGI, BGFA, nor the iShares® funds make any representations or warranties to the owner of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA, nor the iShares® funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the iShares® funds.

FTSE/Xinhua Index Limited (“FXI”) does not sponsor, endorse or promote these notes and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading. All copyright and database rights in the index values and constituent list vests in FXI. “FTSE®” is a trade mark jointly owned by the London Stock Exchange plc and The Financial Times Limited. is a trade mark of FTSE International Limited. “Xinhua” and are service marks and trade marks of Xinhua Finance Limited. All marks are licensed for use by FXI.

Goldman, Sachs & Co.

Prospectus Supplement dated             , 2009.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-17. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index Fund: iShares® FTSE/Xinhua China 25 Index Fund (Bloomberg Ticker “FXI UP”); see “The Index Fund” on page S-24

Index: FTSE/Xinhua China 25 Index, as published by FTSE Xinhua Index Limited; see “The Index Fund” on page S-24

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Payment amount: on the stated maturity date, we will pay, for each $1,000 face amount of notes, an amount in cash equal to:

•	if the index fund return is zero or positive (i.e., the final index fund price is greater than or equal to the initial index fund price), the maximum settlement amount;

•

if the index fund return is negative, but not below -15% (i.e., the final index fund price is less than the initial index fund price but greater than or equal to the buffer price), the $1,000 face amount; or

•

if the index fund return is negative and is below -15% (i.e., the final index fund price is less than the buffer price), the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the index fund return plus the buffer amount

Buffer price: 85% of the initial index fund price

Buffer rate: the quotient of the initial index fund price divided by the buffer price, which equals approximately 117.65%

Buffer amount: 15%

Trade date:

Settlement date (original issue date): expected to be the fifth business day following the trade date

Maximum settlement amount (to be set on the trade date): expected to be between $1,155.00 and $1,185.00

Initial index fund price (to be set on the trade date):

Final index fund price: the closing price of the index fund on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-19, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index Fund” on page S-19

Closing price of the index fund: the official closing sale price or last reported sale price, regular way, for the index fund on the principal national securities exchange on which the index fund is listed for trading on the relevant trading day, on a per-share or other unit basis, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-19

Index fund return: the quotient of (i) the final index fund price minus the initial index fund price divided by (ii) the initial index fund price, expressed as a percentage

Stated maturity date (to be set on the trade date): a specified date that is expected to be between 13 and 15 months after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-18

Determination date (to be set on the trade date): a specified date that is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-18

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-20

Trading day: as described on page S-20

CUSIP no.:

ISIN no.:

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index fund prices on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Original Issue Price” on page S-9 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-10. The information in the table also reflects the key terms and assumptions in the box below.

The examples below are based on a range of final index fund prices that are entirely hypothetical; no one can predict what the final index fund price will be on the determination date.

Key Terms and Assumptions

Face amount per note	$1,000.00

Maximum settlement amount	$1,155.00

Buffer price	85% of the initial index fund price

Buffer rate	approximately 117.65%

Buffer amount	15%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the index fund stocks or the policies of the index fund investment advisor or the method by which the index sponsor calculates the index

The notes are purchased on the original issue date and held to the stated maturity date

The index fund has been highly volatile — meaning that the closing price of the index fund has changed substantially in relatively short periods — in the past, and its future performance cannot be predicted. Moreover, we have not yet set the initial index fund price that will serve as the baseline for determining the index fund return and the amount we will pay on your notes at maturity. We will not do so until the trade date. As a result, the initial index fund price may differ substantially from the index fund price prior to the trade date.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index fund stocks.

For these reasons, the actual performance of the index fund over the life of the offered notes, as well as the payment amount at maturity, may bear little or no relation to the hypothetical examples shown below or to the historical closing prices of the index fund shown elsewhere in this prospectus supplement. For information about the closing price of the index fund during recent periods, see “The Index Fund — Quarterly High, Low and Closing Prices of the Index Fund” on page S-28.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index fund stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index fund stocks.

The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $1,000 face amount of the notes if the final index fund price (expressed as a percentage of the initial index fund price) were any of the hypothetical prices shown in the left column.

The prices in the left column of the table below represent hypothetical final index fund prices and are expressed as percentages of the initial index fund price. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index fund price (expressed as a percentage of the initial index fund price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final index fund price (expressed as a percentage of the initial index fund price) and the assumptions noted above.

Hypothetical Final Index Fund Price (as Percentage of Initial Index Fund Price)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	115.50%
125.00%	115.50%
115.00%	115.50%
105.00%	115.50%
100.01%	115.50%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	100.00%
70.00%	82.35%
50.00%	58.82%
25.00%	29.41%
10.00%	11.76%
0.00%	0.00%

If, for example, the final index fund price were determined to be 25.00% of the initial index fund price, the payment amount that we would deliver on your notes at maturity would be approximately 29.41% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose approximately 70.59% of your investment. In addition, if the final index fund price were determined to be 150.00% of the initial index fund price, the payment amount that we would deliver on each of your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 115.50% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any additional increase in the final index fund price, so long as the final index fund price is greater than 100.00% of the initial index fund price.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final index fund price (expressed as a percentage of the initial index fund price) were any of the hypothetical prices shown on the horizontal axis. The chart shows that any hypothetical final index fund price (expressed as a percentage of the initial index fund price) of less than 85.00% (the section left of the 85% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.00% of the face amount of your notes (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final index fund price (expressed as a percentage of the initial index fund price) of greater than 100.00% (the section right of the 100% marker on the horizontal axis) would result in a capped return on your investment.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the index fund that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-10.

We cannot predict the actual final index fund price or the market value of your notes on any particular trading day, nor can we predict the relationship between the index fund price and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity and the rate of return on the offered notes will depend on the actual initial index fund price and maximum settlement amount we will set on the trade date and the actual final index fund price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index fund stocks, i.e., the stocks comprising the index fund to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February     , 2010. After February     , 2010, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in the offered notes, the price quoted by us or our affiliates for the offered notes would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original price, taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. Our cash payment on the notes, if any, on the stated maturity date will be based on the final index fund price. Thus, if the index fund return is negative and is below -15% (i.e., the final index fund price is less than the buffer price), as calculated by the calculation agent, you will receive less than the face amount of your notes on the stated maturity date and may lose all, or substantially all, of your investment in the notes.

Also, the market price of the notes prior to the stated maturity date may be significantly lower than the purchase price paid for such notes. Consequently, if you sell your notes before the stated maturity date, you may receive less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the index fund over the life of your notes will be limited because of the maximum settlement amount, which will be set on the trade date and is expected to be between 115.50% and 118.50% of the face amount. The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the index fund price may rise beyond the initial index fund price over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the index fund.

The Amount Payable on Your Notes Is Not Linked to the Closing Price of the Index Fund at Any Time Other Than the Determination Date

The final index fund price will be based on the closing price of the index fund on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). On the stated maturity date, for each $1,000 face amount of notes, you will receive an amount in cash equal to: (i) the maximum settlement amount of between 115.50% and 118.50% of the face amount (which will be set on the trade date), if the final index fund price is greater than or equal to the initial index fund price; (ii) the $1,000 face amount, if the final index fund price is less than the initial index fund price but greater than or equal to the buffer price; or (iii) the sum of (1) the $1,000 face amount plus (2) the product of (x) the $1,000 face amount times (y) the buffer rate times (z) the sum of the index fund return plus the buffer amount, if the final index fund price is less than the buffer price. Therefore, if the final index fund price drops below the buffer price, you will receive less than the face amount of your notes on the stated maturity date and may lose all or a substantial portion of your investment in the notes. The payment amount for your notes will be significantly less than it would have been had the payment amount been linked to the closing price of the index fund prior to such drop in the closing price of the index fund. Although the actual closing price of the index fund on the stated maturity date or at other times during the life of your notes may be higher than the final index fund price, you will not benefit from the closing price of the index fund at any time other than on the determination date.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the payment amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Fund Stocks

You will not receive any dividends that may be paid on any of the index fund stocks by the index fund stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Stock” below for additional information. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks that underlie the index fund and received the dividends paid on those stocks.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the index fund price;

•	the volatility — i.e., the frequency and magnitude of changes — in the closing price of the index fund;

•	the dividend rates of the stocks underlying the index fund;

•	economic, financial, regulatory and political, military or other events that affect the closing price of the index fund generally;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes. You cannot predict the future prices of the index fund based on its historical fluctuations. The actual prices of the index fund over the life of the notes may bear little or no relation to the historical closing prices of the index fund or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Closing Price of the Index Fund Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index fund. Changes in the closing price of the index fund may not result in a comparable change in the market value of your notes. This is because your payment amount at maturity will be based only on the final index fund price. If the index fund return is negative and is below -15% (i.e., the final index fund price is less than the buffer price), you could lose all or a substantial portion of your investment in the notes. In addition, even if the index fund return is positive (i.e., the final index fund price is greater than the initial index fund price), the maximum payment amount that you may receive for your notes is limited to an amount between 115.50% and 118.50% of the face amount of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” and “— The Potential Return on Your Notes Is Limited” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index Fund, the Index or Index Fund Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and other instruments linked to the index fund, the index or index fund stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index fund, the index or the stocks underlying the index fund, which we refer to as index fund stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index fund-linked notes whose returns are linked to changes in the closing price of the index fund, the level of the index or the closing price of one or more of the index fund stocks. Any of these hedging activities may adversely affect the closing price of the index fund — directly or indirectly by affecting the closing price of the index fund stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index fund stocks or instruments whose returns are linked to the index fund or index fund stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the closing price of the index fund — directly or indirectly by affecting the price of the index fund stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the closing price of the index fund or one or more of the index fund stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

Investing in your notes will not make you a holder of shares of the index fund or any of the index fund stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index fund or the index fund stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any index fund stocks or shares of the index fund.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged or expect to engage in trading activities related to the index fund, the index and the index fund stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the closing price of the index fund, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index fund stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future could publish research reports with respect to the index fund, the index and some or all of the issuers of the index fund stocks. Any of these activities by any of our affiliates may affect the closing price of the index fund and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index fund price, the closing index fund price, and specifically whether and how to make anti-dilution adjustments to the final index fund price, which we will use to determine the amount we must pay on the stated maturity date; as well as determining whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index fund. See “Specific Terms of Your Notes — Discontinuance or Modification of the Index Fund” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Fund’s Investment Advisor, Barclays Global Fund Advisors, and of FTSE/Xinhua Index Limited, the Sponsor of The Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The index fund’s investment advisor, Barclays Global Fund Advisors (“BGFA,” or the “index fund investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the index fund, additions, deletions or substitutions of securities in the index fund and the manner in which changes affecting the index are reflected in the index fund that could affect the market price of the shares of the index fund, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the index fund, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the index fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing price of the index fund on the determination date — and thus the amount payable on the maturity date, if any —

in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing index fund price on the determination date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index Fund” and “— Role of Calculation Agent” below.

In addition, FTSE/Xinhua Index Limited (the “index sponsor”) owns the index and is responsible for the design and maintenance of the index. The policies of the index sponsor concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market prices of shares of the index fund and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with The Index Fund

Although the index fund’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the index fund or that there will be liquidity in the trading market.

In addition, the index fund is subject to management risk, which is the risk that the index fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the index fund investment advisor may select up to 10% of the index fund’s assets to be invested in shares of equity securities that are not included in the index. The index fund is also not actively managed and may be affected by a general decline in market segments relating to the index. The index fund investment advisor invests in securities included in, or representative of, the index regardless of their investment merits. The index fund investment advisor does not attempt to take defensive positions in declining markets.

In addition, the index fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

On April 9, 2009, Barclays PLC announced that it had entered into an agreement to sell its iShares® business to an entity controlled by CVC Capital Partners Group. After receiving offers from other potential acquirers, on June 16, 2009, Barclays PLC announced that it had accepted a binding offer from BlackRock, Inc. to purchase its asset management arm, Barclays Global Investors, which includes Barclays PLC’s iShares® business, and had terminated its agreement with CVC Capital Partners Group. The transaction is subject to both shareholder and regulatory approvals and is expected to be completed in the fourth quarter of 2009. On August 6, 2009, Barclays shareholders approved the transaction and on September 23, 2009, BlackRock, Inc. received clearance from the European Commission to make the acquisition. We cannot assure that the proposed transaction, whether consummated or not, will not have a negative effect on the index fund and, consequently, on the value of your notes.

The Index Fund and The Index are Different and the Performance of the Index Fund May Not Correlate with the Performance of the Index

The index fund uses a representative sampling strategy (more fully described under “The Index Fund”) to attempt to track the performance of the index. The index fund may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the index fund is generally linked to the performance of the index, the performance of the index fund is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the index fund investment advisor.

Imperfect correlation between the index fund’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, the divergence of the index fund’s performance from that of the index.

In addition, the performance of the index fund will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the index fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the index fund and the index. Finally, because the shares of the index fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the index fund may differ from the net asset value per share of the index fund.

For all of the foregoing reasons, the performance of the index fund may not correlate with the performance of the index. Consequently, the return on the notes will not be the same as investing directly in the index fund or in the index or in the index fund stocks or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The index, which underlies the index fund, is comprised of stocks traded in the equity markets of Hong Kong. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities market comprising the index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. In particular, the Chinese government has implemented significant economic reforms in order to liberalize trade policy, promote foreign investment in the economy, reduce government control of the economy and develop market mechanisms. There can be no assurance that these reforms will continue or that they will be effective.

Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Export growth continues to be a major driver of China’s rapid economic growth. A reduction in spending on Chinese products and services, the institution of tariffs or other trade barriers or a downturn in any of the economies of China’s key trading partners may have an adverse impact on the index fund stocks and, correspondingly, the index fund.

Because foreign exchanges may be open on days when the index fund is not traded, the value of the securities underlying the index fund may change on days when shareholders will not be able to purchase or sell shares of the index fund.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In particular, China has begun a process of privatization of certain entities and industries. Historically, investors in some recently privatized entities have suffered losses due to the inability of the recently privatized company to adjust quickly to a competitive environment or changing regulatory and legal standards or, in some cases, due to re-nationalization of such privatized entities.

The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index fund investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the index fund.

Your Investment in the Notes Is Subject to Asian Economic Risk

Certain Asian economies have experienced over-extension of credit, currency devaluations and restrictions, high unemployment, high inflation, decreased exports and economic recessions. Economic events in any one country can have a significant economic effect on the entire Asian region and any adverse events in the Asian markets may have a significant adverse effect on Chinese companies and thus may have a significant adverse impact on your investment in the notes.

Your Investment in the Offered Notes Is Subject to Concentration Risks

The index fund stocks represent a particular geographic region and are not diversified. This means that the index fund may invest a large percentage of its assets in securities issued by or representing a small number of issuers. As a result, your investment in the notes is concentrated in a single region. China has historically been prone to national disasters such as earthquakes, droughts, floods and tsunamis and is economically sensitive to environmental events. Any such event could cause a significant impact on the Chinese economy and may adversely affect your investment in the notes. Although your investment in the notes will not result in the ownership or other direct interest in the index fund stocks comprising the index fund, the return on your investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the geographic region represented by the relevant index fund stocks.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Index Fund Stocks or the Index Fund, There Is No Affiliation Between the Index Fund Stock Issuers or the Index Fund Investment Advisor and Us, and We Are Not Responsible for Any Disclosure by Any of the Other Index Fund Stock Issuers or the Index Fund Investment Advisor

Goldman Sachs is not affiliated with the issuers of the index fund stocks or the index fund investment advisor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index fund stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index fund or any of the other index fund stock issuers. You, as an investor in your notes, should make your own investigation into the index fund and the index fund stock issuers. See “The Index Fund” below for additional information about the index fund.

Neither the index fund investment advisor nor any of the other index fund stock issuers nor the index sponsor are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index fund investment advisor nor any of the index fund stock issuers nor the index sponsor have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any such secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing, although not by more than five scheduled business days. Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the closing price of the index fund that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of the Index Fund” below), the calculation agent will nevertheless determine the final index fund price based on its assessment, made in its sole discretion, of the closing price of the index fund at the applicable time on that day.

You Have Limited Anti-Dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, may adjust the final index fund price, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”. The calculation agent will not be required to make an adjustment for every event that may affect the index fund and will have broad discretion to determine whether and to what extent an adjustment is required.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering the tax treatment of an instrument such as your notes, which could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-29 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Fund, Index Fund Investment Advisor, Index Fund Stocks, Index, Index Stocks and Index Sponsor

In this prospectus supplement, when we refer to the index fund, we mean the index fund specified on the front cover page, or any successor index fund, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index Fund” below. When we refer to the index fund investment advisor as of any time, we mean the entity, including any successor advisor, that serves as an investment advisor to the index fund as then in effect. When we refer to the index fund stocks as of any time, we mean the stocks that underly the index fund as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•	if the index fund return is zero or positive (i.e., the final index fund price is greater than or equal to the initial index fund price), the maximum settlement amount;

•

if the index fund return is negative, but not below -15% (i.e., the final index fund price is less than the initial index fund price but greater than or equal to the buffer price), the $1,000 face amount; and

•

if the index fund return is negative and is below -15% (i.e., the final index fund price is less than the buffer price), the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the index fund return plus the buffer amount.

The index fund return is calculated by subtracting the initial index fund price from the final index fund price and dividing the result by the initial index fund price, with the quotient expressed as a percentage. The maximum settlement amount will be set on the trade date and is expected to be between 115.50% and 118.50% of each $1,000 face amount, or between $1,155.00 and $1,185.00.

The initial index fund price will be set on the trade date. The calculation agent will determine the final index fund price, which will be the closing price of the index fund on the determination date as calculated and published by the index fund investment advisor. However, the calculation agent will have discretion to adjust the closing price of the index fund on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index Fund” below.

The buffer price is 85% of the initial index fund price (equal to a -15% index return). The buffer amount is 15%. The buffer rate is the quotient of the initial index fund price divided by the buffer price, which is approximately 117.65%.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be between 13 and 15 months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date. In no event will the stated maturity date be postponed by more than five business days.

Determination Date

The determination date will be a date specified on the trade date and is expected to be the fifth scheduled trading day before the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing price of the index fund that must be used to determine the payment amount is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Index” below), the calculation agent will nevertheless determine the final index fund price based on its assessment, made in its sole discretion, of the closing price of the index fund on that day.

Discontinuance or Modification of the Index Fund

If the index fund is delisted from the exchange on which the index fund has its primary listing and the index fund investment advisor or anyone else publishes a substitute index fund that the calculation agent determines is comparable to the index fund, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute index fund. We refer to any substitute index fund approved by the calculation agent as a successor index fund.

If the calculation agent determines on the determination date that the index fund is delisted or withdrawn from the exchange on which the index fund has its primary listing and there is no successor index fund, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index fund.

If the calculation agent determines that the index fund, the stocks underlying the index fund or the method of calculating the index fund is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the index fund or of the index fund stocks and whether the change is made by the index fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor index fund, is due to events affecting one or more of the index fund stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the index fund or the method of its calculation as it believes are appropriate to ensure that the closing price of the index fund used to determine the payment amount on the stated maturity is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index fund may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent will have discretion to adjust the closing price of the index fund, as applicable, if certain events occur. Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, exchange traded funds (other than commodities based exchange traded funds) are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to the index fund, the calculation agent shall determine whether and to what extent an adjustment should be made to the closing price of the index fund. The calculation agent shall have no obligation to make an adjustment for any such event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index fund, market disruption events, business days, trading days, the index fund return, the final index fund price, the default amount, anti-dilution adjustments and the payment amount on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (i) the exchange on which the index fund has its primary listing is open for trading and (ii) the price of one share of the index fund is quoted by the exchange on which the index fund has its primary listing.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in the index fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the index fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the index fund does not trade on what was the primary market for the index fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman

Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index fund or to any index fund stock.

For this purpose, an “absence of trading” in the primary securities market on which shares of the index fund, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the index fund or in option or futures contracts relating to the index fund, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index fund in this description of market disruption events includes the index fund and any successor index fund as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index fund on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index fund-linked notes we issue, some of which may have returns linked to the index fund or the index fund stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index fund or some or all of the index fund stocks,

•	may take or dispose of positions in the securities of the index fund stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/or

•

may take short positions in the index fund stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index fund or the index fund stocks. We expect these steps to involve sales of instruments linked to the index fund on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index fund stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index fund stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index Fund or Index Fund Stocks May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE INDEX FUND

The iShares® FTSE/Xinhua China 25 Index Fund

The shares of the index fund are issued by iShares, Inc., a registered investment company. The index fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the index. The index fund trades on the NYSE Arca under the ticker symbol “FXI”. Barclays Global Fund Advisors (“BGFA”) currently serves as the investment advisor to the index fund.

On June 16, 2009, BlackRock, Inc. (“BlackRock”) entered into a definitive purchase agreement (the “Barclays Purchase Agreement”) to acquire Barclays Global Investors, N.A. (“BGI”) from Barclays Bank PLC (“Barclays Bank”). Pursuant to the terms and subject to the conditions set forth in the Barclays Purchase Agreement, BlackRock will acquire all of the outstanding equity interests of Barclays Bank’s subsidiaries conducting the business of BGI, including the iShares exchange traded fund platform (the “Acquisition”). The Acquisition is expected to be completed in fourth quarter of 2009 and must be approved by international regulators and the boards of both companies. Should the Acquisition be completed, it will result in the automatic termination of the current investment advisory agreement of the index fund with BGFA. In order for the management of the index fund to continue uninterrupted, the Board of Directors or Trustees, as applicable, of the index fund has approved a new investment advisory agreement with BGFA. The new investment advisory agreement will further require the approval of the shareholders of the index fund. A separate special meeting of the shareholders of the index fund is expected to be held in November, 2009. Shareholders of the index fund will vote on the proposal to approve a new investment advisory agreement.

BGFA, as the investment advisor to the index fund, employs a technique known as representative sampling to track the index as described below.

We obtained the following fee information from the index fund website, without independent verification. The investment advisor is entitled to receive a management fee from the index fund based on the index fund’s allocable portion of the aggregate of the average daily net assets of the index fund and the iShares® FTSE China (HK Listed) Index Fund (collectively, the “Funds”) as follows: 0.74% per annum of aggregate net assets of the Funds less than or equal to $6.0 billion, plus 0.67% per annum of the aggregate net assets of the Funds on amounts between $6.0 billion and $12.0 billion, plus 0.60% per annum of the aggregate net assets of the Funds on amounts in excess of $12.0 billion. As of November 6, 2009, the expense ratio of the index fund was 0.74% per annum.

For additional information regarding iShares Inc., BGFA, iShares, Inc. files reports (including its Annual Report to Shareholders on Form N–CSR for the fiscal year ended July 31, 2009) and other information with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the index fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at www.ishares.com. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

If a market disruption event occurs with respect to the index fund, the calculation agent will have discretion to adjust the closing price of the index fund on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” above.

Investment Objective and Strategy

The index fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the equity securities of large Chinese companies listed on the Hong Kong Stock Exchange, as measured by the index. The index fund’s investment objective and the index may be changed at any time.

The following table displays the top holdings and weighting by sector of the index fund. We obtained the information in the table below from the index fund website, without independent verification.

iShares® FTSE/Xinhua China 25 Index Fund Top Holdings As of November 6, 2009

Index Fund Stock Issuer:	Percentage (%)
China Mobile Ltd	9.35%
China Construction Bank	8.86%
China Life Insurance Co	8.34%
Ind & Comm Bk of China	7.18%
Bank of China Ltd	6.08%
China Merchants Bank	4.62%
Ping An Insurance Group Co	4.24%
China Shenhua Energy Co	4.20%
CNOOC Ltd	4.05%
China Unicom Hong Kong Ltd	3.95%
—
60.87%

iShares® FTSE/Xinhua China 25 Index Fund Weighting by Sector As of November 6, 2009

Sector:	Percentage (%)
Financials	46.95%
Telecommunications	16.91%
Basic Materials	12.00%
Oil & Gas	11.80%
Industrials	9.35%
Utilities	1.92%
Consumer Services	1.00%
S-T Securities	0.07%
Other / Unidentified	0.01%
—
100.00%

Representative Sampling

The index fund uses a representative sampling strategy to attempt to track the performance of the index. For the index fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the index. The index fund generally invests at least 90% of its assets in the securities of the index and in depositary receipts representing securities of the index. The index fund may invest the remainder of its assets in securities not included in the index, but which BGFA believes will help the index fund track the index. The index fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA. BGFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the index fund’s assets invested in shares of such other funds

Correlation

The index is a theoretical financial calculation, whilst the index fund is an actual investment portfolio. The performance of the index fund and of the index may vary somewhat due to a variety of factors, including transaction costs, foreign currency valuations, asset valuations, market impact, corporate actions (such as mergers and spin-offs), timing variances and differences between the index fund’s portfolio and the index resulting from legal restrictions (such as diversification requirements) that apply to the index fund but not to the index or to investors using a representative sampling strategy, in general.

The difference between the performance of the index fund over a period of time and the performance of the index over such period of time is called the “tracking error” over such period of time. The index fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the index fund used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Creation Units

The index fund issues and redeems shares at its net asset value per share only in blocks of 150,000 shares or multiples thereof (“Creation Units”). As a practical matter, only institutions or large investors purchase or redeem Creation Units. These transactions are usually effected in exchange for a basket of securities similar to the index fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of the index fund are not redeemable securities. Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of the shares of the index fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the index fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the index fund. The index fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The FTSE/Xinhua China 25 Index (the “Index”)

The index is a stock index calculated, published and disseminated by the index sponsor, FTSE/Xinhua Index Limited, a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors. The index, like other indices of the index sponsor, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the index. The index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong–incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong Dollars and are available only to international investors, who are not citizens of the People’s Republic of China. The index is reported by Bloomberg L.P. under the ticker symbol “XIN0I.”

Index Calculation. The index is calculated using the free float index calculation methodology of the FTSE Group. The index is calculated using the following algorithm:

SUM [(p(n) * e(n)) * s(n) * f(n) * c(n)] / d

n=1, 2, 3……n

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the capping factor published by the FTSE/Xinhua Index Limited at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, the index sponsor excludes from free floating shares trade investments in a index constituent company by another index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a index constituent stock is applied in bands, as follows: free float less than or equal to 15% - ineligible for inclusion in the index, unless free float is also greater than 5% and the full market capitalization is greater than $2.5 billion (or local currency equivalent), in which case actual free float is used; free float greater than 15% but less than or equal to 20% - 20%; free float greater than 20% but less than or equal to 30% - 30%; free float greater than 30% but less than or equal to 40% - 40%; free float greater than 40% but less than or equal to 50% - 50%; free float greater than 50% but less than or equal to 75% - 75%; and free float greater than 75% - 100%.

Following the application of an initial free float restriction, a index constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

Price: the FTSE Xinhua Index Committee must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The FTSE Xinhua Index Committee may exclude a security from the index if it considers that an “accurate and reliable” price is not available. The index uses the last trade prices from the relevant stock exchanges, when available.

Liquidity: securities in the index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by the index sponsor will not be eligible for inclusion in the index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues: new issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

In addition, information regarding the index, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the FTSE/Xinhua China 25 Index factsheet at http://www.ftse.com/xinhua/english/Indices/International_Investors/Downloads/FTSE_Xinhua_China_25_Factsheet_

EN.pdf. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

Historical High, Low and Closing Prices of the Index Fund

The closing price of the index fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the index fund during any period shown below is not an indication that the index fund is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of the index fund as an indication of the future performance of the index fund. We cannot give you any assurance that the future performance of the index fund or the index fund stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial part of your investment in the notes. During the period from January 1, 2006 through November 6, 2009, there were 655 15-month periods, the first of which began on January 1, 2006 and the last of which ended on November 6, 2009. In 231 of such 655 15-month periods the closing price of the index fund on the final date of such period has fallen below 85% of the closing price of the index fund on the initial date of such period. Therefore, during 35.27% of such 15-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 15-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the index fund. Before investing in the offered notes, you should consult publicly available information to determine the relevant index fund prices between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index fund over the life of the offered notes, as well as the payment amount at maturity may bear little relation to the historical prices shown below.

The table below shows the high and low prices of the index fund as well as the closing prices of the index fund for each of the four calendar quarters in 2006, 2007, 2008, and 2009 (through November 6, 2009). We obtained the prices listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of the Index Fund

	High	Low	Close
2006
Quarter ended March 31	24.847	20.990	24.713
Quarter ended June 30	27.917	21.970	25.573
Quarter ended September 30	27.340	24.470	27.050
Quarter ended December 31	37.367	27.100	37.100
2007
Quarter ended March 31	38.850	30.500	34.150
Quarter ended June 30	43.310	34.917	42.913
Quarter ended September 30	60.667	39.957	60.160
Quarter ended December 31	72.907	53.750	56.817
2008
Quarter ended March 31	59.253	41.137	45.047
Quarter ended June 30	54.580	43.133	43.830
Quarter ended September 30	47.197	30.880	34.470
Quarter ended December 31	34.350	19.360	29.180
2009
Quarter ended March 31	31.580	22.800	28.520
Quarter ended June 30	40.120	29.230	38.370
Quarter ended September 30	43.780	36.510	40.920
Quarter ending December 31 (through November 6, 2009)	44.490	39.480	44.170

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether a component of the index fund would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a component of the index fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to publicly filed information with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of the index fund is or becomes a PFIC. The discussion below assumes that entities that are treated as a PFIC will not comprise a material amount of the index fund.

You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the index fund.

If your notes are characterized as described above, your tax basis in your notes generally should equal your cost for your notes. Upon the sale or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. Such capital gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Although not entirely clear, it is possible that the purchase and ownership of the notes could be treated as a “constructive ownership transaction” with respect to the index fund that is subject to the rules of Section 1260 of the Internal Revenue Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your notes that is attributable to the appreciation of the shares of the index fund over the term of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the index fund on the date that you purchased your notes and sold the index fund shares on the date of the sale or maturity of the notes (the “Excess Gain Amount”). We believe that the notes should not be subject to Section 1260 because the notes have a return profile that differs substantially from the return profile of directly investing in the index fund. However, the Internal Revenue Service could disagree with this position. Because the application of the constructive ownership rules to the notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the applicable original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale,

exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” and “— United States Alien Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on             , 2009, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes initially are expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA)

received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-17
Use of Proceeds and Hedging	S-23
The Index Fund	S-24
Supplemental Discussion of Federal Income Tax Consequences	S-29
Employee Retirement Income Security Act	S-33
Supplemental Plan of Distribution	S-34
Conflicts of Interest	S-35

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc.	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

Buffered Equity Index Fund-Linked Notes due

(Linked to the iShares® FTSE/Xinhua China 25 Index)

Medium Term Notes, Series D

Goldman, Sachs & Co.